Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

BofA Securities, Inc.

One Bryant Park

1111 Avenue of the Americas

New York, New York 10036

United States of America

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7DA

United Kingdom

Goldman Sachs International

Plumtree Court

25 Shoe Lane

London E4A 4AU

United Kingdom